UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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MARRIOTT INTERNATIONAL, INC.
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April 17, 2012

Dear Marriott Shareholder:

Earlier this month you received the proxy statement for the Marriott International, Inc. 2012 Annual Meeting of Shareholders, scheduled for May 4, 2012. In the proxy statement, the Board of Directors recommends a vote “For” the advisory resolution approving executive compensation (Item 3).

To our disappointment, Institutional Shareholder Services Inc. (ISS) has recommended that its clients vote against Item 3. In contrast, another proxy advisory firm, Glass, Lewis & Co., Inc., has recommended votes “For” Item 3. In its report, Glass Lewis states that “the Company has adequately aligned executive pay and corporate performance in the past year” and “[o]verall, the Company maintains a well-designed executive compensation program.”

The purpose of this letter is to explain why a vote “For” Item 3 is appropriate.

ISS Uses an Inappropriate Peer Group

ISS notes that Mr. Marriott’s compensation is 1.23 times the median of the Company’s peers. However, the peer group selected by ISS to benchmark our executive compensation includes companies that are inappropriate and ignores our closest lodging competitors. The ISS peer group includes companies in unrelated businesses, including four automotive retail and automotive parts companies. We do not believe investors view these companies as similar in size and industry sector to our lodging management and franchise business. One selected peer, Penske Automotive Group has a market capitalization that is less than 20% of Marriott’s and another, Icahn Industries LP, is not a Russell 3000 company.

In addition, despite the Company’s specific request to ISS, the ISS peer group does not include either Starwood Hotels & Resorts Worldwide or Hyatt Hotels, which are more comparable public company competitors. In contrast, when ISS evaluated Starwood’s executive compensation program, in a report issued on April 11, 2012, ISS did not select any of the four automotive retail and parts companies as peer companies but did include Marriott as one of Starwood’s peer companies. As a result, the median CEO compensation of the ISS-selected peer group for Starwood was $11.6 million, which is slightly higher than Mr. Marriott’s 2011 compensation and 22.7% higher than the median CEO compensation of the ISS-selected peer group for Marriott. We believe this further demonstrates that ISS’s conclusion that there was a pay-for-performance disconnect at Marriott resulting from “relatively high compensation” is a consequence of ISS’s peer group selection, and that Mr. Marriott’s 2011 compensation was appropriate when compared to other companies in Marriott’s industry sector.

ISS Fails to Adequately Recognize the Favorable Impact of the Timeshare Spin-Off to Shareholder Value

ISS asserts that there is a “pay for performance” disconnect as a result of the decision by the Board’s Compensation Policy Committee (the “Committee”) to make several adjustments related to the spin-off of our timeshare business to the financial metric (earnings per share) used to assess Company performance under the 2011 annual incentive plan.

The timeshare spin-off was announced on February 14, 2011, and was completed on November 21, 2011. The transaction was structured to generate substantial benefits to the Company, including cash tax benefits, cash proceeds from preferred equity issued by Marriott Vacations Worldwide Corporation (VAC) and future VAC payments for Marriott rewards, as well as ongoing royalty fees from VAC. In the spin-off, for every ten shares of Marriott stock held, Company shareholders received one share of VAC, which was trading at approximately $28.71 per share as of April 12, 2012.

The Company believed the timeshare spin-off would enhance the value of the Company by improving the Company’s return on invested capital, furthering the Company’s longstanding strategy to separate ownership from management and franchise operations, and simplifying the company’s investment story. Management further believed the timeshare spin-off would enhance the value of VAC as the merits of that business would be more evident as a standalone business. Finally, the transaction gave shareholders choice, by allowing them to invest in either or both companies rather than one combined organization.

We believe that the successful completion of the VAC spin-off, together with the strength of the Company’s underlying business, is reflected in the Company’s stock price performance since the date of the spin-off, which has substantially outperformed the market. From November 20, 2011 (pre-spin) through April 12, 2012, stock prices for the Company and VAC combined are up 34 percent, Starwood Hotels & Resorts’ stock price is up 18 percent and the S&P is up 16 percent. Year to date in 2012, the Company’s stock price (alone) is up 29 percent, Starwood Hotels & Resorts’ stock price is up 17 percent and the S&P is up 10 percent.

Despite these results, the ISS analysis fails to recognize the positive impact of the Company’s successful spin-off of our timeshare operations and has the effect of penalizing the Company for taking into account non-cash charges incurred in connection with the timeshare spin-off when determining annual EPS performance. ISS speculates that the effect of these spin-off related charges on net income likely was a key factor that affected the Company’s stock price performance for the year. In fact, as discussed in our year-end earnings release, excluding the effect of timeshare spin-off adjustments, adjusted net income for 2011 reflected a 23 percent increase over full year 2010 adjusted net income. In our earnings release, we noted the dramatic increase in return on invested capital and our meaningful top line growth in our lodging business in 2011.

We believe that in the context of significant transactions like the timeshare spin-off, adjustments are appropriate to ensure an “apples-to-apples” comparison of budget targets and actual results. The adjustments disclosed in the Company’s proxy statement were made to exclude the portion of budgeted timeshare earnings after the spin-off on November 21, 2011, as well as certain non-cash impairment charges, transaction expenses and tax costs that were recorded in connection with the spin-off.

Marriott’s Compensation Programs are Tied to the Company’s Long-Term Value

Marriott’s annual and long-term incentive awards are designed to promote shareholder value creation and sustainable, quality earnings over the long term. Annual incentive awards are primarily tied to financial goals (EPS), as well as objective, pre-established non-financial goals (e.g., room growth, associate engagement, guest satisfaction, and RevPAR Index) that are key drivers of long-term value in the hospitality industry.

The Company also grants long-term equity incentives in the form of stock appreciation rights and stock awards. With four-year vesting requirements, these equity-based awards help the Company achieve its objectives of attracting and retaining key executive talent, linking Named Executive Officer (NEO) pay to Company stock performance and aligning the long-term interests of NEOs with those of shareholders. In particular, executives do not receive any value from stock appreciation rights unless our stock price increases. Both the four-year vesting requirements and the ten-year exercise term for stock appreciation rights encourage management to take a long-term perspective when addressing business decisions such as our timeshare spin-off.

Finally, the Company emphasizes a long-term perspective through its stock ownership guidelines, which require each executive to own Company stock with total value equal to a multiple of between one to four times (depending upon the executive’s position) his or her individual salary grade midpoint within five years of becoming subject to the guidelines.

Conclusion

The spin-off of the timeshare business generated substantial shareholder value. Mr. Marriott’s compensation is reasonable compared to that of our direct competitors. Our compensation programs are appropriately tied to a variety of long-term performance criteria, and not just near term stock performance. For these reasons, we believe that Marriott’s compensation programs have historically and continue to align pay with performance, and we strongly urge you to vote “For” the advisory resolution approving executive compensation (Item 3).

THE BOARD OF DIRECTORS RECOMMENDS THAT

SHAREHOLDERS VOTE FOR THE ADVISORY RESOLUTION TO APPROVE

EXECUTIVE OFFICER COMPENSATION (ITEM 3)

3